Exhibit 10(7)
                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 13th day of October, 1994, by and between the CITIZENS NATIONAL BANK OF MADISON, a national banking association ("Bank"), and ROBERT HOBAN ("Hoban").

                  WHEREAS, Hoban presently is employed as the President and Chief Executive Officer of Bank pursuant to the terms of an Employment Agreement dated as of the 27th day of September, 1989 (the "1989 Employment Agreement"); and

                  WHEREAS, Hoban and Bank desire to enter into this Agreement to set out the terms of Hoban's continued employment by Bank and to supersede and replace the 1989 Employment Agreement.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions contained herein, and intending to be legally bound, the parties hereby agree as follows:

         1. Employment. Bank hereby employs Hoban to serve as President and Chief Executive Officer of Bank, and Hoban accepts such employment and agrees to devote his full time, attention and best efforts to the business and affairs of Bank and to perform his duties faithfully and in a manner consistent with and in furtherance of the best interests of Bank. Hoban's duties shall include the management and supervision of Bank's operations and such other duties as may be described in the Bylaws of Bank or reasonably determined and assigned to Hoban by the Board of Directors of Bank from time to time.

         2. Term of Employment. This Agreement shall be effective for a period commencing as of January 1, 1995, through and including December 31, 1995, subject to renewal and to termination as hereinafter provided. On January 1 of each year (the "Anniversary Date"), commencing January 1, 1996, this Agreement will automatically be renewed for a new one (1) year term, subject to renewal and termination in accordance with the terms of this Agreement, unless Bank, by action of its Board of Directors, or Hoban gives written notice to the other party at least 90 days prior to the Anniversary Date that it does not intend to renew this Agreement. (The initial term of employment and any subsequent renewal thereof are referred to as the "Period").

         3.   Compensation.   During  the  Period,   Bank  shall  pay  Hoban  as
compensation for his services hereunder a per annum salary at the rate of $100,000 or at such higher rate as may be established annually by the Board of Directors of Bank at the commencement of such year during the Period (provided the rate fixed by the Board of Directors shall not be less than the rate paid for the immediately preceeding year) (the "Salary"). The Salary shall be payable in equal weekly installments. In addition, during the Period, Bank shall:



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     A.  cause  Hoban to  participate  or to be  furnished  the  opportunity  to participate in employee benefit plans, executive incentive plans, stock option plans and other fringe benefits in the same manner and on the same basis as may be furnished to other executive management personnel of Bank generally; and

     B. provide and maintain an appropriate automobile, at Bank's expense for Hoban's use in performing services for Bank pursuant to this Agreement; and

     C. maintain a bonus policy or program pursuant to which Hoban will be entitled to receive an annual cash bonus ("Cash Bonus") to be determined by the Board of Directors of Bank based on his and Bank's performance and such other factors as the Board of Directors of Bank may in good faith determine to be appropriate. To fulfill its obligations hereunder, the Board of Directors of Bank may, before the beginning of any calendar year, establish performance goals for Bank for such year, and measure the amount of the Cash Bonus for such year based on the extent to which Bank attains the established goals, with no Cash Bonus being payable if such performance goals are not met. In any case, the factors chosen to measure performance from time to time and the amount of Cash Bonus payable based on such factors shall be determined by the Board of Directors in its sole discretion. The Cash Bonus shall be due and payable within 30 days following the end of each calendar year occurring during the Period. If the Period is terminated, or ends, other than at the end of a calendar year, Bank shall pay Hoban the amount of the Cash Bonus, if any, accrued through the termination date, which Cash Bonus shall be due and payable within 30 days of the termination date.

     The compensation payable to Hoban hereunder shall be in addition to any compensation he might receive as a director of Bank or any of its affiliates.

     4. Termination By Bank.

     A. Material Breaches of Agreement. Bank, by action of its Board of Directors, may terminate this Agreement, the Period and Hoban's employment hereunder upon 30 days prior written notice if Hoban materially breaches his obligations under this Agreement and fails to cure such breach within 30 days after receiving written notice from the Board of Directors which describes, in reasonable detail, the misconduct constituting grounds for termination.

     B. De Facto Termination. If a Change in Control, as defined below, occurs during the Period and, following such Change in Control, Bank, directly or indirectly, without Hoban's consent, (i) changes Hoban's duties and responsibilities from the duties and responsibilities he held prior to such Change in Control, or (ii) changes Hoban's authority or the manner in which Bank carries on its business so that Hoban in effect no longer functions as President and Chief Executive Officer of Bank or is required to relocate to offices outside of Madison, Indiana, then, at Hoban's election, such change (or changes) shall constitute a termination of employment by Bank. To exercise his election hereunder,

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Hoban must promptly  deliver  written  notice to Bank,  identifying  the changes triggering his rights under this subsection, at which time this Agreement, the Period and Hoban's employment hereunder shall terminate, entitling Hoban to the severance compensation and health care benefits payable pursuant to Section 7 and Section 8 below.

     C. Change of Control Defined. For purposes of this Agreement, the term "Change of Control" shall mean the acquisition, after the date of this Agreement, by any person or group of persons acting in concert, of the power, directly or indirectly, to direct the management or policies of Bank or to vote 25% or more of any class of voting stock of Bank. As used herein, "person" means any individual, corporation, partnership, trust or other entity. For purposes of this Agreement, a Change in Control shall be deemed to occur upon the completion of such acquisition, whether in one or a series of transactions, and whether accomplished by purchase, transfer, gift, inheritance or otherwise; or, if sooner, when a binding agreement or binding offer is made pursuant to which such acquisition is thereafter accomplished.

     5. Termination by Hoban. At any time during the Period, Hoban may terminate this Agreement, the Period and his employment with Bank upon 30 days prior written notice.

     6. Hoban's Death or Disability.

     A. Death. If Hoban dies during the Period, Hoban's legal representative shall be entitled to the Salary provided for in Section 3 above through the end of the month in which his death occurred at the rate being paid at the time of his death. The Period shall be deemed to have ended as of the close of the business on the last day of the month of his death but without prejudice to any payments due in respect of Hoban's death.

     B. Disability. If Hoban becomes disabled during the Period, payment of his Salary and all benefits provided for in Section 3 above shall continue during the Period at the rate being paid at the time of the commencement of the disability for the duration of such disability or for a maximum of twelve (12) months. If such disability continues for a period of twelve (12) consecutive months, Bank, at its option, may thereafter, effective upon written notice to Hoban or his personal representative, terminate this Agreement, the Period and Bank's obligations hereunder. Notwithstanding anything in this Agreement to the contrary, if Hoban is disabled, Bank may, if its Board of Directors, in its discretion, deems it prudent to do so, suspend Hoban's authority, duties and responsibilities as an officer of Bank employment so long as such disability continues. In the event Bank terminates this Agreement because of Hoban's disability, Bank shall provide to Hoban and his eligible family members, at Bank's expense, the continuation of health care plan coverage provided for by
Section 8 below. "Disabled," as used herein, shall mean that Hoban shall fail or be unable to perform his duties hereunder on account of illness or other physical or mental incapacity as determined by a physician mutually acceptable to both parties. Bank's right of termination under this Section 6 is in addition to, and supplements,

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Bank's right not to renew this Agreement,  as provided in Section 2 above.  Bank shall have the right not to renew this Agreement, and thereby terminate the Period, by delivery of notice in accordance with Section 2 above, even though Hoban may be disabled at the time.

     7. Severance Pay.

     A. If, prior to a Change of Control, Bank gives notices in accordance with the provisions of Section 2 above that it does not intend to renew this Agreement, Bank shall pay to Hoban, on the last day of the Period, a lump sum amount equal to one (1) year's Salary, at the rate then in effect.

     B. If, concurrently with or after a Change of Control, this Agreement is terminated pursuant to Section 4.B. above, or Bank gives notice in accordance with the provisions of Section 2 above that it does not intend to renew this Agreement, Bank shall pay to Hoban, on the last day of the Period, a lump sum amount equal to three (3) year's Salary, at the rate then in effect; provided such payment shall be reduced to the extent necessary to prevent it from constituting a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

     8. Continuation of Health Care Coverage.

     A. If, prior to a Change of Control, this Agreement is terminated pursuant to Section 6.B. above, or Bank gives notice in accordance with the provisions of
Section 2 that it does not intend to renew this Agreement, Bank shall continue, at Bank's expense, the full amount of any Bank-sponsored health care plan coverage of Hoban and his eligible family members in effect at the time this Agreement is terminated, for a period of one (1) year from the date this Agreement is terminated.

     B. If, concurrently with or after a Change of Control, this Agreement is terminated pursuant to Section 4.B or Section 6.B. above, or Bank gives notice in accordance with the provisions of Section 2 that it does not intend to renew this Agreement, Bank shall continue, at Bank's expense, the full amount of any Bank-sponsored health care plan coverage of Hoban and his eligible family members in effect at the time this Agreement is terminated, as follows for a period of three (3) years from the date this Agreement is terminated, if such termination occurs or notice is given after a Change of Control.

     C. Notwithstanding the foregoing, [i] Bank's obligation to provide the continuation of health care coverage provided by this Section shall terminate at such sooner time as Hoban or his eligible family members become entitled to comparable third-party paid health care plan coverage; and [ii] Bank shall not be obligated to provide Hoban and his eligible family members with the health care plan coverage described in this Section 8 unless such coverage can be obtained by Bank through reasonable efforts. Said coverage

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shall count toward any COBRA continuation coverage period to which Hoban and his eligible family members may be entitled.

         9. Non-Compete. Hoban covenants and agrees that, for a period of one year following the termination of this Agreement, he shall not, as a proprietor, shareholder, officer, director, partner, employee, principal, agent, consultant, advisor, or in any other capacity, for his own benefit or for or with any other person, firm or corporation whatsoever (other than Bank or an affiliate of Bank), directly or indirectly, work for, make a substantial investment in, or in any manner assist any financial institution located in any city in which Bank has an office. Hoban acknowledges that there is no adequate remedy at law in favor of Bank for breach of this Agreement by Hoban and that Bank, in addition to all other rights which may be available, shall have the right of specific performance in the event of breach, or of injunction in the event of any threatened breach.

     10. Notices. Any notice to be given hereunder by either party shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Bank:                  Citizens National Bank
                             430 Clifty Drive, P.O. Box 129
                             Madison, Indiana 47250
                                 Attention:  Chairman of the Board

If to Hoban:                 Robert D. Hoban
                             Citizens National Bank
                             430 Clifty Drive, P.O. Box 129
                             Madison, Indiana 47250

     11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Bank and the successors and assigns of Bank (whether by merger, acquisition, or consolidation). This Agreement may not be assigned by Hoban.

     12. Entire Agreement; Termination of 1989 Employment Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be amended, modified or supplemented except in a writing signed by the parties hereto. This Agreement supersedes the 1989 Employment Agreement, effective January 1, 1995. Hoban and Bank agree that the 1989 Employment Agreement is not being renewed, and that the 1989 Employment Agreement will terminate by mutual agreement effective as of January 1, 1995, subject only to Hoban's right to receive Salary and Bonus accrued thereunder through December 31, 1994.

     13. Waiver; Subsequent Breach. The failure of either Bank or Hoban to enforce any provision of this Agreement shall not be construed as a waiver of such provision or the

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right  thereafter  to enforce  the same,  and no waiver of any  breach  shall be construed as an agreement to waive any subsequent breach of the same or any other provision.

     14. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Indiana.

     15. Section Headings. The section headings contained herein are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

     16.  Survival.  The  obligations  of the  parties  contained  in Section 7,
Section 8 and Section 9 above shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                   CITIZENS NATIONAL BANK OF
                                            MADISON

WITNESS:                           By:  Burton P. Chambers Sr.    Oct. 13, 1994
                                        ---------------------------------------
/s/ Jonnie L. Davis                Title:  Chairman of the Board
- ------------------------                   ---------------------


                                   Robert D. Hoban      Oct. 13, 1994
                                   ROBERT HOBAN


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